PROMISSORY NOTE


$257,144.00                                           Philadelphia, Pennsylvania
                                                                  March 15, 2005


      FOR VALUE RECEIVED, SPARKS EXHIBITS & ENVIRONMENTS CORP., a Pennsylvania corporation ("Maker"), hereby promises to pay to ARGOSY INVESTMENT PARTNERS II, L.P. ("Payee"), on or before the fourth anniversary of the date hereof, the principal amount of TWO HUNDRED FIFTY-SEVEN THOUSAND ONE HUNDRED FORTY-FOUR DOLLARS ($257,144.00), together with interest thereon from the date hereof and until this Note is paid in full at the rate of SIX PERCENT (6%) per annum. If there occurs any Event of Default (as defined below), interest shall accrue at the rate of nine percent (9%) per annum on the outstanding principal balance and, to the extent lawful, on any overdue installment of interest from the date of such Event of Default until the earlier of the date the Note is paid in full (including after entry of a judgment hereon) or such Event of Default is cured or waived. This Note is issued pursuant to and in accordance with the terms and conditions of an Agreement dated the date hereof among, inter alia, Company and Payee.

      Interest shall be calculated on the basis of actual days elapsed and a year of 365/6 days, as applicable, and shall be paid monthly in arrears on the first business day of each month, beginning on April 1, 2005.

      The principal amount hereof shall be due and payable upon maturity.

      Payments of principal and interest shall be made in lawful money of the United States of America by check or wire transfer of immediately available funds to Payee at:

                  Bank Name:             National Penn Bank
                                         Philadelphia & Reading Avenues
                                         Boyertown, PA
                  ABA:                   031 308 784
                  Account #:             959-3152
                  Account Name:          Argosy Investment Partners II, L.P.

or at such other place as the holder of this Note shall designate to Maker in writing.

      Maker may prepay this Note in whole or in part at any time without premium or penalty, provided that any prepayment shall be accompanied by payment of all accrued and unpaid interest thereon and any other amounts due hereunder. Prepayments shall be applied first to accrued and unpaid interest and then to the unpaid principal.


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      The occurrence of any of the following shall constitute an Event of
Default hereunder: (a) default in any payment by Maker hereunder or under the Royalty Agreement among, inter alia Maker and Payee dated March 15, 2004, which in either event continues for five (5) business days after receipt of written notice of such default; (b) breach by Maker of any covenant or agreement herein and expiration of any applicable notice and cure period (but in no event less than five (5) business days after receipt of written notice of such default);
(c) sale of all or substantially all of Maker's assets, or the dissolution, liquidation or termination of Maker's existence; (d) Maker enters into a transaction or series of transactions described in paragraph (a)(3)(i) of Reg. ss.240.13e-3 which produces, either directly or indirectly, any of the effects described in paragraph (a)(3)(ii) of such section and as a result of such transaction or series of transactions, in the reasonable judgment of Payee, there is a material change in the management of Maker or a material change in the balance sheet or financial condition of Maker; (e) entry of a judgment in an amount in excess of $1,500,000 against Maker; or (f) institution of any proceedings by or against Maker under any law relating to bankruptcy, insolvency, reorganization or other form of debtor relief or Maker's making an assignment for the benefit of creditors, or the appointment of a receiver, trustee, conservator or other judicial representative for Maker or Maker's property, provided any such proceedings, if involuntary, are not stayed or dismissed within sixty days.

      Upon the occurrence of any Event of Default, all amounts payable hereunder shall, at the holder's option but without notice or demand, become immediately due and payable, and the holder shall thereupon have all rights and remedies provided hereunder, or otherwise available at law or in equity.

      No failure or delay on the part of the holder to insist on strict performance of Maker's obligations hereunder or to exercise any remedy shall constitute a waiver of the holder's rights in that or any other instance. No waiver of any of the holder's rights shall be effective unless in writing, and any waiver of any default or any instance of non-compliance shall be limited to its express terms and shall not extend to any other default or instance of non-compliance.

      Maker and each endorser hereby waives presentment, notice of nonpayment or dishonor (except as expressly provided herein), protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waives all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

      Any proceeding relating to this Note may be instituted in any federal court in the Eastern District of Pennsylvania or any state court located in Philadelphia County in the Commonwealth of Pennsylvania and Maker irrevocably submits to the nonexclusive jurisdiction of any such court and waives any objection Maker may have to the conduct of any proceeding in any such court based on improper venue or forum non conveniens. Because of the greater time and expense required therefor, Maker hereby waives, to the extent permitted by law, a trial by jury.

      Maker shall pay all reasonable costs and expenses actually incurred by the holder relating to the enforcement of this Note.

      Any provision hereof found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof.

      If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by the holder in excess of the maximum permissible rate shall be treated as a prepayment of the principal of this Note.

      This Note shall be binding upon Maker's successors and assigns. This Note is not assignable by Payee without the prior written consent of Maker.

      This Note has been delivered in the Commonwealth of Pennsylvania and shall be governed by the laws of the Commonwealth.

      IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed and delivered this instrument.


                                       SPARKS EXHIBITS & ENVIRONMENTS, CORP.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title: